               EXHIBIT 99.3 - FIRST AMENDMENT TO SECOND RESTATED AGREEMENT

                                     H.O. HIRT TRUST


                                                                           Page
                                                                           ----
Article I               Lifetime Trust                                       1

Article II              Payment of Taxes, Debts, Legacies and
                             Expenses After Settlor's Death                  2

Article III             Administration of Trust Estate                       3

Article IV              Powers of Trustees                                   8

Article V               Successor Trustees                                  12

Article VI              General Provisions                                  13

Article VII             Certain Rules of Construction                       15

                  FIRST AMENDMENT TO SECOND RESTATED AGREEMENT

                                H. O. HIRT TRUST

      Dated the 22nd day of December, 1980.

      The Trust Agreement dated April 7, 1967, as restated by a Trust Agreement dated December 17, 1970 and amended thereafter, between HENRY ORTH HIRT, of Erie, Pennsylvania, as the Settlor, his children, FRANK WILLIAM HIRT and SUSAN RUTH HAGEN, as the individual Trustees and MELLON BANK, N.A., as the corporate Trustee and again restated by a Second Restated Agreement dated the 20th day of January, 1978 (and pursuant to the power to amend as contained in paragraph 7.03 of the said Second Restated Agreement) is hereby amended and restated again to read as set forth herein ("this Agreement").

      The Settlor has heretofore transferred and delivered certain property to the Trustees, together with all his interest therein. The Trustees shall continue to hold said property, together with any additions thereto as hereinafter provided, as a Trust Estate, shall invest and reinvest the same and shall distribute the net income (hereinafter called "Income") and principal as set forth in the following provisions.

                                   Article I

                                 Lifetime Trust

            1.01. During Settlor's lifetime:

            (A) To pay to the Settlor the Income quarter-annually or to apply the same to his use as directed by him,

            (B) To pay over to Settlor free of trust any amount of principal which he may at any time request in writing,

            (C) To pay to Settlor or apply for his benefit any amounts of principal as Trustees in their discretion may from time to time deem advisable for the welfare and comfortable support of Settlor,

            (D) To make gifts from principal to individuals and organizations consistent with Settlor's previous pattern of gifts.

                                   Article II

                  Payment of Certain Taxes, Debts, Legacies and
                         Expenses After Settlor's Death

            2.01. Upon the Settlor's death, the Trustees shall pay all estate, inheritance and other taxes in the nature thereof, together with any interest and penalties thereon, becoming payable because of the Settlor's death with respect to the property constituting his gross estate for death tax purposes, whether or not such property passes under this Agreement; PROVIDED, however, that no assets which are not subject to such taxes shall be used for this purpose and that the death taxes on future interests may be paid at such time or times as the Trustees in their sole discretion deem advisable. The

Trustees shall not seek contribution or reimbursement from anyone receiving or having a beneficial interest in any part of said gross estate. The Trustees shall also pay to the Settlor's personal representative or shall expend directly such sums as said personal representative shall certify as necessary to supplement the Settlor's probate estate in order to pay debts, funeral expenses, legacies and administration expenses; PROVIDED, however, that no assets shall be used for this purpose which are not otherwise included in the Settlor's gross taxable estate. Subject to such payments, the principal remaining at the Settlor's death and any accrued or undistributed Income shall be divided and held as is provided in Article III below.

                                  Article III

                         Administration of Trust Estate

            3.01. The Trust Estate shall be held and administered as hereinafter stated.

            (A) The Trustees shall divide the Trust Estate into two equal shares for the Settlor's children, FRANK WILLIAM HIRT and SUSAN RUTH HAGEN, and shall hold each share as a separate trust.

                  (1) During the lifetime of each of the Settlor's children, the Trustees shall pay the Income from his or her trust quarter-annually to or for the benefit of said child, and if the corporate Trustee considers the Income to be insufficient, in view of other income of said child of which it has knowledge, to provide for the welfare and comfortable support of said child and his or her family, including educational and funeral expenses, the corporate Trustee is authorized in its discretion to use such sums from the principal as it deems advisable therefor; PROVIDED, however, that no shares of Class B capital stock of ERIE INDEMNITY COMPANY may be used for this purpose. In addition, said child shall have the right to withdraw any or all of the principal, exclusive of shares of Class B capital stock of ERIE INDEMNITY COMPANY. Upon the death of said child, if the trust has not already terminated, the remaining principal, exclusive of any shares of Class B capital stock of ERIE INDEMNITY COMPANY, shall be transferred and delivered to or for the benefit of such one or more persons, corporations or other organizations, in such portions or amounts and subject to such trusts, terms and conditions as said child may appoint by specific reference to this power in his or her will.

            (2) Upon the death of each child, or upon the Settlor's death in the case of either child who is not then living, the shares of Class B capital stock of ERIE INDEMNITY COMPANY in said child's trust and any principal not appointed by said child as aforesaid, shall be held and distributed as follows:

                        (a) During the lifetime of the surviving spouse of the deceased child, the Income shall be paid quarter-annually to said spouse, and if the Trustees consider the Income to be insufficient, in view of other income of said spouse and children of which they have knowledge, to provide for the welfare and comfortable support of said child's spouse and children, including educational and funeral expenses, the Trustees are authorized in their discretion to use such sums from principal, exclusive of shares of Class B stock of ERIE INDEMNITY COMPANY, as they deem advisable therefor; PROVIDED, however, that a child of Settlor shall have the right and power exercisable by specific reference to this power in his or her Will, to direct that the trust shall not continue for the benefit of his or her surviving spouse, or shall continue for a shorter time than the life of said surviving spouse, and in the event of the exercise of said power the trust shall terminate as thus directed.

                        (b) Upon the termination of said spouse's interest, the principal shall be divided into as many equal shares as said child has children then living and deceased children with issue then living, and each said share shall be held as a separate trust. The Settlor's son now has two living children, ELIZABETH ANN VORSHECK and LAUREL ANN HIRT, and his daughter also has two living children, SARAH ELIZABETH HAGEN and JONATHAN HIRT HAGEN.

                              (i) Until the termination of the trust, as
provided in subparagraph (ii) below, the Trustees shall pay the Income from each grandchild's trust quarter-annually to or for the benefit of said grandchild or, if he or she is deceased, to his or her issue living at the time of payment per stirpes, and if the corporate Trustee considers the Income to be insufficient, in view of other income of which it has knowledge, to provide for the welfare, comfortable support and education of said grandchild and his or her family, the corporate Trustee is authorized in its discretion to use such sums from principal, exclusive of shares of Class B capital stock of ERIE INDEMNITY COMPANY, as it deems advisable therefor; PROVIDED, however, that prior to said grandchild's twenty-first (21st) birthday, the Trustees may pay to him or her or to the person having custody of him or her, without liability on the part of the Trustees to see to the application thereof, or may expend directly such sums from Income or principal as the corporate Trustee deems advisable for such purpose and shall add any excess Income to principal and invest it as such. The Trustees may pay any other minor's share of Income to his or her natural guardian or such other person as may have custody of him or her or to any adult as Custodian for him or her under the Pennsylvania Uniform Gifts to Minors Act or may deposit the same in an interest-bearing account in said minor's name in the banking department of the corporate Trustee or elsewhere.

                              (ii) Each trust shall terminate upon the first to
occur of (a) the sale or other disposition of all the shares of capital stock of ERIE INDEMNITY COMPANY held under this Agreement or (b) the expiration of a period of twenty-one (21) years following the death of the survivor of all the Settlor's descendants living at the Settlor's death. Upon such termination, the principal shall be transferred and delivered to the Settlor's respective grandchild or, if he or she is deceased, to his or her then living issue per stirpes.

                              (iii) Should any grandchild become deceased
without issue at any time prior to such termination, the then principal of his or her trust shall be added equally to the shares of the other children of his or her parent, the Settlor's child, who are either then living or deceased with issue then living.

                              (iv) Should all the issue of either of the
Settlor's children die before the termination of the trusts, the then principal of said child's share shall be added to the other child's share and held as part thereof.

            (B) If any remainderman under the foregoing provisions is a minor and is entitled to a share in excess of the amount which may be paid to his or her natural guardian, such share shall be retained by the corporate Trustee in a separate trust until the eighteenth (18th) birthday of said remainderman, at which time the trust shall terminate and the principal shall be transferred and delivered to him or her free of trust. During such minority period, the Trustee shall pay to the person having custody of said remainderman, without liability on the part of the Trustee to see to the application thereof, or may expend directly so much of the Income and principal as it deems advisable for the welfare, comfortable support and education of said remainderman and shall add any excess Income to principal and invest it as such. In the event of the death of said remainderman during minority, the Trustee is authorized in its discretion to pay part or all of the funeral expenses, and the remaining principal shall be transferred and delivered to said remainderman's estate.

            (C) The interest of any beneficiary hereunder, including a remainderman, in Income or principal, shall not be subject to assignment, alienation, pledge, attachment or claims of creditors until after payment has actually been made by the Trustees as hereinbefore provided.

            (D) Upon the death of any Income beneficiary, any Income accrued or received by the Trustees subsequent to the last Income payment date shall be paid to the person or persons for whose benefit the principal producing such Income is continued in trust or to whom such principal is distributed under the terms hereof.

            (E) Corporate distributions received in shares of the distributing corporation shall be allocated to principal, regardless of the number of shares and however described or designated by the distributing corporation.

                                   Article IV

                               Powers of Trustees

            4.01. The Trustees hereunder shall have the following powers, in addition to and not in limitation of those granted by law: to accept assets in kind from the Settlor, his estate or elsewhere, to purchase assets from the estate and to retain such assets in kind; to sell assets and to invest and reinvest the proceeds and any other cash in any kind of property, real or personal, or part interest therein, without being restricted to investments which are listed as legal for trust funds; to pledge, exchange or mortgage real or personal property and to lease the same for terms exceeding five (5) years; to give options for sales, leases and exchanges; to borrow money; to compromise claims, to vote shares of corporate stock, in person or by proxy, in favor of or against management proposals, except that they shall vote any bank or bank holding company stock only as directed by an individual Trustee or, if there is none, by a competent adult Income beneficiary of the trust in which said shares are held; in the sole discretion of the corporate Trustee, to carry securities in the name of a nominee; to make division or distribution hereunder either in cash or in kind; and to allot different kinds of or interests in property to different shares. The Trustees are specifically authorized to accept in kind and to retain any shares of MELLON NATIONAL CORPORATION stock, with no duty on the part of the corporate Trustee to review the same for investment purposes.

            4.02. As among the Trustees, the corporate Trustee shall perform all ministerial and administrative duties, including the keeping of books and records, acting as custodian of the trust property and preparing all necessary tax returns. Each individual Trustee named herein but not including any Successor Trustee may delegate from time to time to his or her spouse, to any person eligible to be a successor individual trustee, or to the corporate Trustee, by an instrument in writing, (which instrument shall remain in effect as long as the individual Trustee shall remain in office unless sooner revoked or until expiring according to its terms) any and all of his or her rights, powers and duties hereunder and may also retain such agents as he or she deems advisable in the performance of his or her duties.

            4.03. Notwithstanding the foregoing paragraphs 4.01 and 4.02 and any other provision of this Agreement, the following shall apply while any shares of capital stock of ERIE INDEMNITY COMPANY are held hereunder:

            (A) At least one of the individual Trustees shall always be a member of the Board of Directors of said Company.

            (B) The Settlor hereby declares that the purpose of this Trust is to create and preserve unified ownership and control of ERIE INDEMNITY COMPANY as a means of preserving the existence of ERIE INSURANCE EXCHANGE and ERIE INDEMNITY COMPANY as viable entities capable of furnishing insurance to subscribers at the Exchange and employment to loyal employees of the Exchange and the Company. The Settlor further declares that in his experience in the insurance business over half a century, including the Great Depression of the 1930's, World War II, the Korean and Viet Nam wars and several recessions, he has never lost sight of the fact that ERIE INSURANCE EXCHANGE, as a reciprocal insurer, was organized and exists primarily for the benefit of its subscribers or policyholders and that therefore the interests of the people who put their trust in the Exchange for the protection of their personal and business affairs must come first. However, when the Exchange is healthy, its managing attorney-in-fact, ERIE INDEMNITY COMPANY, will necessarily be prosperous and healthy, to the benefit of the stockholders of the latter. The Settlor therefore urges that the Trustees familiarize themselves with the nature of reciprocal insurers in general and the ERIE INSURANCE EXCHANGE in particular; that in the discharge of their trust duties they concentrate, in cooperation with the Board of Directors of ERIE INDEMNITY COMPANY and the individual whom the Board designates from time to time as "Manager" of the Exchange and Company, to keep ERIE INSURANCE EXCHANGE in the best of health; and that only when the task proves impossible shall they consider what then appears to them to be a logical change to prevent deterioration and possible disaster to the interests of all concerned.

            (C) The Trustees will therefore maintain and preserve ownership of all shares of class B capital stock of ERIE INDEMNITY COMPANY unless and until they shall determine, subject to the specific provisions of paragraph 4.04, that the sale, exchange in a corporate combination or reorganization, or other disposition by the Trust of such ownership will best serve said purpose, in which event they are authorized to sell, exchange in a corporate combination or reorganization, or otherwise dispose of the ownership of all, but not less than all, of said shares, for whatever consideration and upon whatever terms they may determine. In the exercise of their unlimited discretion and in making any determination or decision relative to the ultimate purpose stated herein, the Trustees shall be entitled to assume that whatever best serves to preserve the existence of the Exchange and the Company also serves the best interest of any and all beneficiaries and recipients entitled at any time to receive distribution of any Income or principal hereunder.

            4.04. In the absence of anything herein contained to the contrary, all powers pertaining to the administration of the trust shall be exercised only by a majority of the Trustees in office; PROVIDED, however, that in the exercise of the power and authority to sell, exchange in a corporate combination or reorganization, or otherwise dispose of shares of ERIE INDEMNITY COMPANY granted in paragraph 4.03 and referred to in paragraph 4.01, or in the taking of any action to terminate the trust or to distribute any part of the corpus to either individual Trustee as a beneficiary other than pursuant to withdrawal as stated in paragraph 3.01(A)(1), the affirmative vote of the corporate Trustee shall be required, and the affirmative or negative vote of either or both of the individual Trustees, although constituting a majority, shall not be sufficient to authorize any such action.

            4.05. The corporate Trustee shall be entitled to receive annual compensation for its services hereunder in accordance with its schedule in effect when the services are performed, but not in excess of such compensation as would be approved by a court of competent jurisdiction. During the Settlor's lifetime, such compensation shall be charged wholly against income, unless the Settlor directs otherwise in writing. For any services performed by it in connection with the Settlor's estate, which services are normally performed by the personal representative, the corporate Trustee shall be entitled to such additional compensation as may be fair and reasonable under the circumstances, not to exceed seventy-five (75%) percent of the additional compensation to which it would be entitled as Executor if the assets of this Trust Estate were to be superimposed upon the testamentary estate of the Settlor. The corporate Trustee is authorized in its discretion to sell securities to the extent necessary to pay any portion of such compensation which is chargeable against principal. The individual Trustees shall also be entitled to reasonable compensation for their services hereunder.

                                   Article V

                               Successor Trustees

            5.01. Upon the occurrence of any vacancy in the office of individual Trustee due to death, incapacity, removal, resignation or any other cause, a Successor Trustee shall be elected by a majority vote of the remaining Trustees and the Board of Directors of Erie Indemnity Company, with each remaining Trustee and said Board of Directors each having one vote, provided that after such election, as required by paragraph 4.03(1), at least one Trustee shall be a member of said Board of Directors. If no successor is thus elected within thirty
(30) days after occurrence of the vacancy, the remaining Trustees and said Board shall petition the Common Pleas Court of Erie County, Pennsylvania, to fill said vacancy by appointment from a list of not fewer than three (3) persons furnished with said petition; and the President Judge of the Orphans Court Division of said Common Pleas Court is hereby empowered to fill said vacancy.

            5.02. The corporate Trustee may resign at any time during the Settlor's lifetime by written notice to him. After the Settlor's death, the corporate Trustee may resign at any time, without stating cause, by petitioning a court of competent jurisdiction in Erie County to designate and appoint a successor corporate Trustee. In case of the merger or consolidation of the corporate Trustee, the resulting company shall become successor corporate Trustee hereunder without notice to any party.

                                   Article VI

                                General Provision

            6.01. The Settlor or others may add hereto, by Will, inter vivos transfer or beneficiary designation, cash or such property in kind as is acceptable to the corporate Trustee.

            6.02. The Settlor reserves the right to terminate this Agreement, in whole or in part, by written notice delivered to the Trustees during the Settlor's lifetime.

            6.03. The Settlor reserves the right to amend this Agreement at any time by a proper instrument in writing, executed by the Settlor, delivered to the Trustees during the Settlor's lifetime and accepted by the Trustees.

            6.04. The Settlor may delegate to F. WILLIAM HIRT and SUSAN RUTH HAGEN jointly or to the survivor of them, the right to terminate this Agreement as reserved in paragraph 6.02 above and the right to amend this Agreement as reserved in paragraph 6.03 above, only by a Special Power of Attorney in writing, duly executed and acknowledged by the Settlor before an officer empowered by law to take acknowledgments, and specifically referring to said rights and said portions of this Agreement.

            6.05. If the Settlor designates the Trustees as beneficiaries of the proceeds of any policies of insurance on his life, the duty and responsibility for the payment of premiums and other charges on such policies during the Settlor's lifetime shall rest solely upon him, unless he shall expressly direct the Trustees in writing to pay the same from Income or principal; otherwise, the only duty of the Trustees shall be the safekeeping of such policies as are deposited with them, and the Trustees shall be under no duty to notify the Settlor that any such premium or other charge is due and payable. All options, rights, privileges and benefits exercisable by or accruing to the Settlor during his lifetime by the terms of the policies shall be for his sole benefit and shall not be subject to this trust; the Settlor agrees, however, not to exercise any options whereby the proceeds would be payable to the Trustees other than in one sum. Upon the written request of the Settlor, the Trustees shall execute and deliver such consents and instruments as may be requisite to enable the Settlor to exercise or avail himself of any option, right, privilege or benefit granted by any of the policies. Upon the Settlor's death, or at such later time as may be specified in the policies, the net proceeds of any policies then payable to the Trustees hereunder shall be collected by the Trustees; the receipt of the Trustees for such proceeds shall release the insurance companies from liability on the policies, and the insurance companies shall be under no duty to see to the application of such proceeds. The Trustees may take all steps necessary in their opinion to enforce payment of said policies and shall be entitled to indemnify themselves out of any property held hereunder against all expenses incurred in taking such action.

                                  Article VII

                          Certain Rules of Construction

            7.01. As used in this Agreement, the singular may include the plural and the plural the singular, and the use of any gender shall be applicable to all genders.

            7.02. This Agreement has been delivered to and accepted by the corporate Trustee in the Commonwealth of Pennsylvania and shall be governed in all respects by the laws of said Commonwealth.

      IN WITNESS WHEREOF, the parties hereto have set their hands and seals the day and year aforesaid.


/s/ Stephen E. Jones                     /s/ Henry Orth Hirt            (SEAL)
------------------------------------     ------------------------------
            Witness                            Henry Orth Hirt

/s/ Stephen E. Jones                     /s/ Frank William Hirt         (SEAL)
------------------------------------     -------------------------------
            Witness                            Frank William Hirt

/s/ Stephen E. Jones                     /s/  Susan Ruth Hagen          (SEAL)
------------------------------------     -------------------------------
            Witness                            Susan Ruth Hagen


(SEAL)

ATTEST                                   MELLON BANK, N.A.

/s/ Trust Officer                        By: /s/ Nancy Wilfer
------------------------------------         ----------------------------------
            Trust Officer                      Asst. Vice-President